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                                                                     Exhibit 5.1








                                          December 11, 2001



dj Orthopedics, LLC
DJ Orthopedics Capital Corporation
dj Orthopedics, Inc.
2985 Scott Street
Vista, California 92083

                       REGISTRATION STATEMENT ON FORM S-1

Ladies and Gentlemen:

         We have acted as special counsel to dj Orthopedics, LLC (the "Company"), DJ Orthopedics Capital Corporation ("DJ Capital" and, together with the Company, the "Issuers") and dj Orthopedics, Inc. in connection with the registration statement on Form S-1 (the "Registration Statement") relating to market-making activities with respect to $100 million aggregate principal amount of the Issuers' 12 5/8% Senior Subordinated Notes due 2009 (the "Notes"). The Notes are guaranteed (the "Guarantee") by dj Orthopedics, Inc., as successor in interest to DonJoy, L.L.C. The Notes and the Guarantee of DonJoy, L.L.C. were originally issued in December 1999 in exchange for a like principal amount of the Issuers' 12 5/8% Senior Subordinated Notes due 2009 (the "Old Notes") in an exchange offer (the "Exchange Offer") previously registered on Form S-4 (File Nos. 333-86835, 333-86835-01 and 333-86835-02).

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including, without limitation, the following: (a) the certificate of incorporation or formation, operating or limited liability company agreement and by-laws of dj Orthopedics, Inc., DonJoy, L.L.C. and the Issuers; (b) the Certificate of Merger filed on November 20, 2001 by DonJoy, L.L.C. with the Secretary of State of the State of Delaware in connection with the merger (the "First Merger") consummated on such date pursuant to the Agreement and Plan of Merger dated October 26, 2001 among dj Orthopedics, Inc., DJ Acquisition Corporation ("DJ Acquisition") and DonJoy, L.L.C. (the "First Merger Agreement"); (c) the Certificate of Merger filed on November 20, 2001 by dj Orthopedics, Inc. with the Secretary of State of the State of Delaware in connection with the merger (the "DonJoy Merger" and, together with the First Merger, the "Mergers") consummated on such date pursuant to the Agreement and Plan of Merger dated November 7, 2001 (the "DonJoy Merger Agreement" and, together with the First Merger

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dj Orthopedics, LLC
DJ Orthopedics Capital Corporation
dj Orthopedics, Inc.
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Agreement, the "Merger Agreements") between dj Orthopedics, Inc. and DonJoy,
L.L.C.; (d) the Indenture dated as of June 30, 1999 (the "Indenture") among the Issuers, dj Orthopedics, Inc., as successor in interest to DonJoy, L.L.C., and The Bank of New York, as Trustee, relating to the Notes and the Guarantee; (e) the corporate and limited liability company proceedings of dj Orthopedics, Inc., the Issuers, DonJoy, L.L.C. and DJ Acquisition related to, among other things, the Mergers, the Exchange Offer, the authorization, execution and delivery of the Merger Agreements and the Indenture, and the issuance of the Notes and the Guarantee; and (f) the Merger Agreements. As a result of the DonJoy Merger, DonJoy, L.L.C. was merged with and into dj Orthopedics, Inc. which was the surviving entity of the DonJoy Merger.

         Upon the basis of the foregoing, we are of the opinion that:

         1) The Notes have been duly authorized and, assuming the Notes were duly executed, authenticated and delivered in accordance with the Indenture in exchange for the Old Notes in accordance with the Indenture and the Exchange Offer, the Notes are valid and binding obligations of the Issuers enforceable against the Issuers in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally and subject to general principles of equity.

         2) Assuming the due execution, authentication and delivery of the Notes in accordance with the Indenture in exchange for the Old Notes in accordance with the Indenture and the Exchange Offer, as a result of the DonJoy Merger the Guarantee is the valid and binding obligation of dj Orthopedics, Inc. enforceable against dj Orthopedics, Inc. in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally and subject to general principles of equity.

         We are members of the Bar of the State of New York and the foregoing opinions are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to us under the caption "Legal Matters" in the prospectus contained in such Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.


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dj Orthopedics, LLC
DJ Orthopedics Capital Corporation
dj Orthopedics, Inc.
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    This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

                                           Very truly yours,


                                           /s/ O'Sullivan LLP